Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 9, 2013 with respect to the consolidated financial statements of Regency Energy Partners LP included in the Current Report on Form 8-K of Regency Energy Partners LP filed on August 9, 2013. We have also issued our report dated March 1, 2013, with respect to internal control over financial reporting of Regency Energy Partners LP included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Regency Energy Partners LP. Such reports are incorporated by reference in this Registration Statement of Energy Transfer Equity, L.P. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

November 13, 2013